EXHIBIT 10.1

EMPLOYMENT AGREEMENT

MEMORANDUM OF AGREEMENT entered into at Stamford, Connecticut, this 28 day of June, 2000.
BY AND BETWEEN:

REPAP ENTERPRISES INC., a company duly incorporated under the laws of Canada, having its executive offices at 300 Atlantic Street, Suite 200, Stamford, Connecticut, 06901, herein acting and represented by Harold (Hap) Stephen, duly authorized to act hereunder for the purposes of the present Agreement as he so declares;

(hereinafter the "Corporation")
AND	STEPHEN C. LARSON, business executive, having his address for the purposes of the present Agreement at 200 Broad Street, apt. 2133, Stamford, Connecticut, 06901;
(hereinafter the "Executive")

THE PARTIES DECLARE AS FOLLOWS:

WHEREAS the Corporation wishes to retain the Executive's services as President and Chief Executive Officer and the Executive wishes to continue to offer his services to the Corporation in that capacity, the whole in accordance with the conditions stipulated in the present Agreement;

WHEREAS the Corporation considers the continuous maintenance of sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders;

WHEREAS the Corporation recognizes that the possibility of a Change in Control or other circumstances may exist and that such possibility, and the uncertainty and questions which it may raise among the Corporation's management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders;

WHEREAS the Corporation's Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management employees to their assigned duties;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

ARTICLE 1
PREAMBLE
1.1	The preamble forms an integral part of this Agreement.

ARTICLE 2
DEFINITIONS
2.1

Definitions. For the purpose of this Agreement, or for the purposes of any notice or communication required hereunder, the words and expressions set out in Schedule A shall have the respective meanings set out therein, except where the context dictates otherwise.

2.2	Gender. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.
2.3	Headings. The insertion of headings is for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.
2.4

Entire Agreement. This Agreement together with any instruments to be delivered pursuant hereto constitute the entire Agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, by or among the said parties in respect of such subject matter.

2.5	Amendment. No amendment hereto shall be binding unless expressly provided for in an instrument duly executed by both parties.
2.6

Waiver. No waiver by any party hereto, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver by such party of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver hereof, unless otherwise expressly provided in an instrument duly executed by the party or parties to be bound thereby.

2.7	Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of New York.
2.8	Currency. Unless otherwise particularly indicated herein, all dollar amounts set forth in this Agreement shall be in U.S. dollars.

ARTICLE 3
DURATION
3.1	This Agreement is hereby concluded for an indefinite term, effective as of the date hereof.

ARTICLE 4
ACCEPTANCE, POSITION AND DUTIES
4.1

The Executive hereby accepts such employment and agrees faithfully to render the services described below to the best of his ability and knowledge and to devote his full time, attention, skill and talents to the performance of his duties hereunder in the best interests of the Corporation.

4.2

During the term of this Agreement, the Executive will serve as President and Chief Executive Officer. In this capacity, the Executive shall have duties and responsibilities that are consistent with the Executive's position as Chief Executive Officer including but not limited to developing shareholder relationships, creating and implementing policies, managing manufacturing, sales and marketing, managing human resources including review of personnel, managing all financial relationships through the direction of the Chief Financial Officer, managing all legal relationships through the direction of the General Counsel, retaining and approving outside professionals and addressing all strategic issues regarding acquisitions and recapitalizations in conjunction with the Chairman of the Board of Directors.

4.3

The Executive hereby agrees to execute such additional tasks as may be assigned to him by the Corporation from time to time, the whole in accordance with the directives of the Board of Directors of the Corporation.

4.4

The Executive agrees to serve during the term of his employment hereunder as a Director of the Corporation and as an Officer and/or Director of any affiliates or subsidiaries of the Corporation without any compensation therefor other than that specified in this Agreement.

ARTICLE 5
LOYALTY
5.1

The Executive shall devote the whole of his working time, attention, skills and competence to the Corporation. The Executive shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote the Corporation's legitimate interests for the duration of this Agreement.

5.2

The Executive shall not, during the term of this Agreement, on the Executive's own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business that is the same as, substantially similar to or in competition with the activities of the Corporation.

5.3

The Executive shall not be in default under this Article 5 by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5 percent) of the issued and outstanding shares of any corporation which is listed on a recognized stock exchange, the business of which corporation is the same, substantially similar to or in competition with the activities of the Corporation.

ARTICLE 6
PLACE OF WORK
6.1

The Executive's duties shall be carried out and performed at or from the Corporation's establishment located in the city of Stamford, Connecticut, although the Executive may be required by the Corporation to travel elsewhere from time to time.

ARTICLE 7
OTHER DUTIES
7.1

The Executive shall not engage in duties other than those provided for in this Agreement, nor be employed with respect, or in relation, to any Person other than the Corporation without the prior written consent of the Corporation.

7.2

Nothing herein shall prevent the Executive from undertaking charitable, community or recreational activities which are not in conflict with obligations hereunder and for which the Executive is not remunerated.

7.3	The Executive may accept other corporate directorships with the prior authorization in writing of the Chairman of the Board of Directors of the Corporation.

ARTICLE 8
CONFIDENTIALITY

8.1

General. During the term of this Agreement and at any time thereafter, the Executive agrees not to use, sell, circulate or otherwise distribute to any Person, or in any way disclose to any Person or to the public, any Confidential Information.

8.2

Permitted Uses. Notwithstanding the above, the Executive shall have the right to make use of Confidential Information as required in the performance of his duties with the Corporation provided the Executive shall at all times take necessary, useful and desirable measures to prevent the non-authorized use or disclosure of Confidential Information. Reproduction of Confidential Information shall be governed by the same principles.

8.3

Works. Any document or work assembled or composed by the Executive or the Corporation which contains Confidential Information shall constitute and be treated as Confidential Information. The Executive shall not publish or allow the publication of any material containing Confidential Information without the prior written consent of the Chairman of the Board of the Corporation.

8.4

Property. Confidential Information and the documents, works, instruments or other medium containing Confidential Information shall remain the property of the Corporation and be returned to the Corporation upon request or at the latest immediately upon termination of the Executive's employment.

8.5

Governmental Request. Nothing in this Agreement shall prevent the disclosure of Confidential Information where such disclosure must be made in response to the formal request of a governmental body, agency or a court of law but the Executive shall inform the Corporation of such request immediately and prior to disclosure in order to allow the Corporation to take the appropriate measures to contest such request for disclosure if it so decides. The Executive shall fully cooperate with the Corporation in its efforts to contest such request for disclosure.

ARTICLE 9
SALARY
9.1

As President and Chief Executive Officer of the Corporation, the Executive shall receive an annual base compensation of gross $550,000 ("Base Salary") to be paid in equal monthly installments, less the applicable deductions at source. Such compensation shall be reviewed annually by the Board of Directors of the Corporation in accordance with its internal policies in effect from time to time, but shall never be less than the amount stipulated herein.

ARTICLE 10
INCENTIVE PLANS
10.1

In addition to the Base Salary, the Executive shall be eligible to receive an annual payment pursuant to all bonus and incentive compensation plans in force and offered to key executives of the Corporation at the time, as may be modified by the Corporation at its sole discretion from time to time, in accordance with such plans, including but not limited to participation in Tier 1 of the Key Management Bonus Plan but at a level of 75 percent of annual salary. Such bonus will be prorated for any calendar year during which the Executive was employed for less than twelve (12) months. The Corporation agrees that during the term of this Agreement, the Executive cannot be removed as a member of the Bonus Plan.

ARTICLE 11
STOCK OPTIONS
11.1

The parties recognize that the Corporation has granted to the Executive options to purchase fourteen million (14,000,000) common shares of the Corporation, which are fully vested, (the "Stock Options") at a price equal to Cdn $0.13 per share.

11.2

The parties recognize that the Corporation has, subject to all regulatory approvals and filings, granted to the Executive an additional four million (4,000,000) Stock Options of the Corporation at an exercise price of Cdn $0.13 per option as follows:

Date of Vesting February 28, 2000 February 28, 2001 February 28, 2002 February 28, 2003 February 28, 2004	Options to Acquire 800,000 common shares 800,000 common shares 800,000 common shares 800,000 common shares 800,000 common shares	Expiry Date February 28, 2010 February 28, 2010 February 28, 2010 February 28, 2010 February 28, 2010
11.3

The Stock Options have been granted subject to the terms and conditions set forth in the Corporation's applicable Stock Option Plan, the Share Option Agreement of February 28, 2000, and the Share Option Agreement and amendments of May 4, 2000, and the Share Option Repricing Agreement of May 4, 2000.

11.4

Unless otherwise terminated and expired in accordance with the terms hereof, the Stock Options under Article 11.1 (14,000,000) shall expire and terminate at the close of business on August 30, 2007, and the Stock Options under Article 11.2 (4,000,000) shall expire and terminate at the close of business on February 28, 2010, as to such of the optioned shares in respect of which the options granted have not then been exercised, and thereafter the Executive shall have no further rights in respect thereof.

11.5	The Stock Options shall be exercised by delivering to the Secretary of the Corporation:
i.

a written notice signed by the Executive ("Option Notice") setting forth the number of Optioned Shares to be purchased (which shall not be greater than the number of Optioned Shares with respect to which the Executive is entitled to exercise options in accordance with the provisions of subparagraph 11.1 and 11.2);

ii.	a certified cheque in the amount of the purchase price thereof.
11.6	Any such Option Notice must be received by the Secretary of the Corporation prior to the close of business on the Expiry Date mentioned in section 11.1 and 11.2 above.

ARTICLE 12
BENEFITS AND VACATION
12.1

The Senior Executive shall continue to participate in all benefit programs and/or plans granted to key executives of the Corporation, the whole in accordance with the actual programs or plans that the Corporation may institute from time to time or as may otherwise be paid under any applicable law. The Executive is entitled to six (6) weeks paid vacation annually in accordance with the Corporation's existing policy as amended from time to time as well as banked vacation days in accordance with the Corporation's policy on banked vacation.

12.2	The benefit programs in place at the time of this Agreement are outlined in Articles 12.1, 12.3, 13 and 14 of this Agreement.
12.3	Insurance Related Benefits:
(a)

The Executive is entitled to participate in the Corporation's Group Life Insurance Plan (Union) in the case of death and the Executive is also entitled to an individual life insurance policy (N.W. Life) for CDN $1,500,000. All premiums are paid by the Corporation. Upon any termination of the Executive's employment (other than Executive's termination for Cause or the death of the Executive) the Executive shall have the right to convert the N.W. Life policy into an individual life insurance policy where the Executive becomes the owner of such policy at no additional cost to the Executive, other than the payment of premiums following the said conversion in accordance with the terms and conditions of Article 18.1 above.

(b)

The Executive is entitled to participate in the Corporation's Group Disability Insurance which pays a monthly benefit equal to the lesser of 60 percent of Base Salary or $10,000. The Corporation also supplements the Group Disability Insurance with individual Supplemental Long Term Disability Insurance, such policy being currently underwritten by The Guardian Insurance Company and providing an additional benefit of $13,000 per month. It is understood that the amount of the benefit may change from time to time, in accordance with the Base Salary of the Executive.

(c)

The Executive and the Executive's spouse are entitled to participate in the Corporation's Health, Dental and Vision Plans which may change from time to time in accordance with the Corporation's policies. All premiums on health and dental are paid by the Corporation and this coverage extends to the Executive's spouse.

ARTICLE 13
PENSION BENEFITS

13.1

The Executive is eligible to enroll in the Corporation 401(K) Plan and the Top Executive Supplemental Retirement Plan (the "Supplemental Plan"), the whole in accordance with the terms and conditions of any such plans.

13.2	The Corporation recognizes that the Executive has been credited with eight (8) years and eleven (11) months of service under the Supplemental Plan as at December 31, 1999.
13.3

The Executive is entitled to participate in the Corporation's 401(K) Plan, the terms of which require the Corporation to match employee contributions equal to 4 percent of earnings up to a maximum of $6,800 per year, as at January 1, 2000.

ARTICLE 14
AUTOMOBILE AND OTHER
14.1

A company car of the Executive's choice shall continue to be provided to the Executive for his personal and professional use and all reasonable and direct expenses relating thereto shall be reimbursed to the Executive by the Corporation, upon presentation of all receipts and other documentation in support thereof; the make and model of the said car shall first be approved by the Chairman of the Board of Directors of the Corporation.

14.2	The Company will reimburse up to $10,000 per year to the Executive for annual accounting, financial planning and tax preparation fees.
14.3	The Executive shall be entitled to $45,000 annually in rent offset expenses.
14.4	The Corporation shall pay the costs incurred by the Executive to join one business club and one sport club.
14.5

The Executive shall be reimbursed for all reasonable out-of-pocket expenses actually and properly incurred by him in the performance of his duties hereunder, upon presentation of expense statements, vouchers, receipts or other such supporting documentation as the Corporation may reasonably require.

ARTICLE 15
TERMINATION OF THE AGREEMENT
15.1	The parties hereto acknowledge and expressly agree that the employment of the Executive by the Corporation may be terminated upon any one of the following eventualities:
(a)

at any time, for Cause, upon simple written notice from the Corporation to the Executive, the whole without other notice or pay in lieu of notice or any indemnity whatsoever, except for accrued but unpaid vacation pay; or

(b)

upon thirty (30) days notice in writing from the Executive to the Corporation, specifying the intention of the Executive to resign effective at the end of such notice period, in which event, the Corporation shall pay to the Executive his Base Salary up to the end of the notice period and any accrued and unpaid vacation pay and earned but unpaid bonuses, as well as the amounts and benefits provided under Article 18, and the Corporation shall have no further obligations hereunder in the event of such resignation of the Executive; or

(c)

at any time, without Cause, upon thirty (30) days notice in writing from the Corporation to the Executive, in which event the Corporation shall pay to the Executive his Base Salary to the end of the notice period, his banked vacation pay, earned but unpaid bonuses, as well as the amounts and applicable termination benefits provided under Article 18; or

(d)	in accordance with Article 16.1, or
(e)

upon the death or Incapacity of the Executive. In any of these circumstances, the Executive's spouse or estate shall to the extent applicable, be entitled to the amounts and applicable benefits under Article 18.

15.2

The Executive hereby recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of this Agreement, above and beyond those specifically provided for in this Agreement;

15.3

If the Board of Directors is satisfied that doing so will not prejudice the Corporation or materially increase the cost to the Corporation, the Corporation shall accede to a request by the Executive to vary the nature, manner and timing of payments to be made to the Executive pursuant to this Agreement in order to optimize the Executive's financial planning.

15.4

It shall be a condition precedent of any payment to the Executive or for the Executive's benefit on termination, other than Base Salary and vacation pay, that the Executive sign and deliver to the Corporation a full and satisfactory release of all claims against the Corporation other than for the payments and benefits provided for in this Agreement.

ARTICLE 16
CHANGE IN CONTROL
16.1

In the event that a Change in Control occurs after the date hereof and during the term of the Executive's employment with the Corporation, and the Executive's employment is thereafter terminated either:

(a)	within the period of twelve (12) months following the Change of Control, by the Corporation without Cause, other than for death, disability or voluntary retirement at normal retirement age; or
(b)	within the period of six hundred and thirty (630) days that follow the first one hundred (100) days following the Change in Control, by the Executive for any reason whatsoever, the Executive shall be entitled to a lump sum payment of gross $550,000, less applicable deductions, payable within five (5) business days following the Executive's last day of work.

ARTICLE 17
TRANSACTION BONUS
17.1	The parties recognize that it may be in the Corporation's best interest for the parties to actively seek a Strategic Corporate Transaction for the Corporation.
17.2

In the event that during the term of the Executive's employment with the Corporation, a Strategic Corporate Transaction is completed, the Executive shall be entitled to receive as a bonus, in one lump sum payment payable to the Executive within five (5) business days of the completion of the said transaction, the applicable one of the following gross amounts:

(a)

$1,000,000, less applicable deductions, in the event that the aggregate of the cash consideration and the cash equivalent value of the non-cash consideration payable on completion of the Strategic Corporate Transaction is less than Canadian $0.19 per outstanding common share of the Corporation; or

(b)

$2,500,000, less applicable deductions, in the event that the aggregate of the cash consideration and the cash equivalent value of the non-cash consideration payable on completion of the Strategic Corporate Transaction is equal to or greater than Canadian $0.19 per outstanding common share of the Corporation.

17.3

For the purpose of determining the cash equivalent value of any non-cash consideration payable in connection with a Strategic Corporate Transaction if such non-cash consideration consists of shares of a publicly traded company, the weighted average trading price at which such shares have traded, on the principal stock exchange on which they are listed or posted for trading, on the ten trading days preceding the date on which such transaction was completed shall be used.

17.4	Gross-Up Payment.
(a)

In the event that it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Corporation (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 17.4) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Corporation shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up Payment in the Executive's adjusted gross income. Notwithstanding the foregoing provisions of this Section 17.4, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10 percent of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Sections 16.1 and 17.2, unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b)

Subject to the provisions of Section 17.4(a), all determinations required to be made under this Section 17.4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Corporation as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Corporation and Executive within fifteen (15) business days of the receipt of notice from the Corporation or the Executive that there has been a Payment, or such earlier time as is requested by the Corporation (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation and the Corporation shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 17.4 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect.

(c)

The Determination by the Accounting Firm shall be binding upon the Corporation and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made ("Underpayment") or Gross-up Payments are made by the Corporation which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Corporation to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Corporation. Executive shall cooperate, to the extent his expenses are reimbursed by the Corporation, with any reasonable requests by the Corporation in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(d)	The obligations contained in this Section 17.4 shall survive the termination or expiration of the Executive's employment with the Corporation and shall be fully enforceable thereafter.

ARTICLE 18
OTHER TERMINATION BENEFITS
18.1

In addition to any amounts that may be owed to the Executive pursuant to Articles 15.1 or 16.1, the Corporation shall remit to the Executive upon the termination of the Executive's employment for any reason other than Cause, the amount of $1,050,000, less applicable deductions, which amount has been fully accrued in the Corporation's 1998 and 1999 audited financial statements, plus the following benefits:

(i)

a lump sum payment equal to the present value, as of the date of termination, of the Corporation's cost of providing coverage under the non-group portion of the Executive's life insurance policies owned by the Corporation on the Executive's life in force immediately prior to the date of termination for a period of four and one half (4 1/2) years from the date of termination;

(ii)

entitlement, for a period of four and one half (4 1/2) years following the date of termination, to the Corporation's medical, dental, drug and other health benefits and thereafter, at the election of the Executive and upon payment of all premiums associated therewith from time to time by the Executive, to continue to be entitled to the benefits of the Corporation's medical, dental, drug and other health programs;

(iii)

not later than the thirtieth day following the date of termination, the Corporation shall transfer to the Executive if the Executive so elects the automobile, if any, placed at his disposal, at the date of termination, at no cost to the Executive, other than such income tax as he may be required to pay;

(iv)

if the Executive incurs legal or other fees and expenses in an effort to establish entitlement to compensation and benefits under this Agreement or otherwise enforce the terms of this Agreement and is successful in his efforts, the Company shall reimburse to the Executive such fees and expenses incurred subject to and within ten (10) days of the receipt by the Corporation of proper documentation therefor;

(v)

for the purpose of the Corporation's Head Office Top Executives Supplementary Pension Plan only, a credit of four and one half (4 1/2) years past service in addition to the period of past service to which the Executive is otherwise entitled as per Article 13.2, and the Executive shall be fully vested in any pension accrued hereunder;

(vi)

if the Executive's employment ceases, and the Executive relocates to Scottsdale, Arizona within six (6) months from such cessation, the Corporation shall pay for all reasonable moving costs related to such relocation;

18.2

The benefits set out in clause 18.1 shall be provided at the time and in the manner therein set out in clause 18.1 and the payments of money shall be made in one lump sum, less applicable deductions, no later than five (5) days following the date of termination of the Executive's employment.

ARTICLE 19
PROPERTY OF THE CORPORATION
19.1

The Executive hereby agrees to return to the Corporation, immediately upon termination of this Agreement and without making copies or disclosing information relating thereto, any and all documents, reproductions thereof, equipment, including but not limited to, printers and telecopiers if any, and other property belonging to the Corporation.

ARTICLE 20
COOPERATION WITH EMPLOYER
AFTER TERMINATION OF THE AGREEMENT
20.1

The Executive hereby undertakes, after the termination of this Agreement (except in the case of termination for Cause) to cooperate with the Corporation in all matters related to the conclusion of ongoing work or projects and to facilitate an orderly transfer of responsibilities or functions and duties hereunder to such other employees as may be designated by the Corporation.

20.2

Notwithstanding any provision to the contrary in any unanimous shareholders' agreement between the parties, the Executive hereby undertakes to resign as Director and Officer of the Corporation and subsidiaries or affiliated companies, upon termination of his employment for any reason whatsoever.

ARTICLE 21
CONFIDENTIALITY OF AGREEMENT
21.1	The Executive hereby agrees to keep strictly confidential all information concerning the present Agreement except as required by regulatory disclosure requirements.

ARTICLE 22
GENERAL
22.1

Further Assurances. The parties hereby agree in their own name and on behalf of, as the case may be, their respective heirs, legatees, successors, trustees and beneficiaries, testamentary executors and permitted assigns, to sign all documents and to take all necessary or desirable measures to fulfill the terms and intent of this Agreement.

22.2

Notice. Any offer, notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by registered mail, by delivery or sent by telecopier or similar telecommunications device and addressed to the other party at the address of such party first mentioned in this Agreement.

Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if by registered mail then on the date of delivery thereof, if sent by telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such a delivery. Any address for service may be changed by written notice given as aforesaid.

22.3

Assignment. Except as otherwise expressly provided for herein, this Agreement, and the rights granted and the obligations incurred hereunder, are not assignable, whether in whole or in part, by the Executive without the prior written consent of the Corporation.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date and at the place first hereinabove mentioned.

REPAP ENTERPRISES INC.

"Stephen C. Larson" Stephen C. Larson Date: June 28, 2000	Per: "Harold (Hap) Stephen" Harold (Hap) Stephen Chairman of the Board of Directors Date: June 28, 2000
Per: "Terry McBride" Terry McBride Vice President and General Counsel Date: June 28, 2000

SCHEDULE A

"Agreement" shall mean this Employment Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

"Cause" shall mean any of the following circumstances: (1) the Executive shall have been convicted of any act constituting a felony; (2) the Executive shall have habitually abused any substance (such as alcohol or narcotics, other than as prescribed by a physician); or (3) the Executive shall have engaged in acts of fraud, material dishonesty or gross negligence in connection with the business of the Company, or (4) a willful failure or refusal by the Executive to perform his customary duties or services or any other conduct that negatively affects the reputation of the Corporation.

"Change in Control" shall mean the occurrence of any of the following events after the date hereof:
(a)

the purchase of at least twenty-five percent (25 percent) of the outstanding common shares of the Corporation or of Repap New Brunswick Inc. by a buyer who is a forest products industry participant; or

(b)

the purchase of at least thirty-three percent (33 percent) of the outstanding common shares of the Corporation or of Repap New Brunswick Inc. by a buyer other than a buyer who is described in sub-paragraph (a) of this definition; or

(c)	the sale of substantially all of the assets of Repap New Brunswick Inc.; or
(d)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or Repap New Brunswick Inc. (a "Business Combination"), unless immediately following such Business Combination: more than 66 percent of the total voting power of (x) the Corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100 percent of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by the common shares of the Corporation or of Repap New Brunswick, Inc., as applicable, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such common shares were converted pursuant to such Business Combination).

"Confidential Information" shall mean all information, howsoever received by the Executive from, through or relating to the Corporation, and in whatever form (whether oral, written, machine readable or otherwise), which pertains to the Corporation; provided, however, that the phrase "Confidential Information" shall not include information which:
(a)	is in the public domain, without any fault or responsibility on the Executive's part;
(b)	is properly within the legitimate possession of the Executive prior to its disclosure hereunder and without any obligation of confidence attaching thereto;
(c)

after disclosure, is lawfully received by the Executive from another Person who is lawfully in possession of such Confidential Information and such other Person was not restricted from disclosing the said information to the Executive;

(d)	is approved by the Corporation for disclosure prior to its actual disclosure.

"Governmental Body" shall mean:
(a)	any domestic or foreign national, federal, provincial, state, municipal or other government body;
(b)	any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies;
(c)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies; or
(d)	any domestic or foreign judicial, quasi-judicial, arbitration or administrative court, grand jury, commission, board or panel.

"Incapacity" shall mean any medical condition whatsoever, which leads to the Executive's absence from job function for a continuous period of six (6) months, without the Executive being able to resume functions on a full time basis at the expiration of such period and unsuccessful attempts to return to work for periods under fifteen (15) days shall not interrupt the calculation of the said six (6) month period.

"Person" shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, cooperative, partnership, trust, unincorporated association or Governmental Body; and pronouns when they refer to a Person shall have a similarly extended meaning.

"Strategic Corporate Transaction" shall mean a major transaction that provides value to the holders of common shares of the Corporation and includes a takeover bid with respect to all of the common shares of the Corporation, amalgamation, merger, sale of substantially all of the Corporation's or of Repap New Brunswick Inc.'s assets, plan of arrangement, reorganization, recapitalization, other business combination or similar transaction involving the Corporation or Repap New Brunswick Inc. or any other manner which would be in the best interests of the Corporation's shareholders and which may or may not adversely affect the Executive's employment with the Corporation subsequent to such transaction. Provided that, for the purposes hereof, a Strategic Corporate Transaction shall not include any action taken or notice given by or against the Corporation or Repap New Brunswick Inc. with a view to the winding-up, liquidation, reorganization, relief or protection from creditors of the Corporation or of Repap New Brunswick Inc. including under the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or similar legislation in the United States or any other jurisdiction; nor shall a Strategic Corporate Transaction include an amalgamation, merger, plan of arrangement, reorganization, recapitalization or similar form of corporate transaction involving the Corporation or Repap New Brunswick Inc. unless immediately following such transaction, less than 50 percent of the total voting power of (x) the Corporation resulting from such transaction (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100 percent of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by the common shares of the Corporation or of Repap New Brunswick, Inc., as applicable, that were outstanding immediately prior to such transaction (or, if applicable, is represented by shares into which such common shares were converted pursuant to such transaction).